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                                                                 EXHIBIT (j)1.








               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use of our report dated January 26, 2001 on the financial statements and financial highlights of American National Investment Accounts, Inc. (comprised of Growth, Equity Income (formerly Managed), Balanced, Money Market, Government Bond, Small-Cap/Mid-Cap, High Yield Bond and International Stock portfolios). Such financial statements and financial highlights appear in the 2000 Annual Report to Shareholders which appears in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of American National Investment Accounts, Inc. We also consent to the references to our Firm in the Registration Statement and Prospectus.




                                                            TAIT, WELLER & BAKER






Philadelphia, Pennsylvania
April 26, 2001